Exhibit 99

Manning & Napier, Inc. Announces Quarterly Dividend

FAIRPORT, NY, October 25, 2018– Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its Board of Directors has declared a quarterly dividend of $0.02 per share of Class A common stock. The dividend will be paid on or about February 1, 2019 to shareholders of record as of the close of business on January 15, 2019. The reduction from the previous dividend of $0.08 per share is expected to provide the Company with additional financial flexibility while it pursues initiatives to strengthen its core business and infrastructure. The Company continues to maintain a meaningful cash position to support ongoing operations and key initiatives as identified within the Company’s strategic business plan. The Board of Directors will continue to review the dividend on a quarter-by-quarter basis.

About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY

Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations Contact

Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com

Public Relations Contact
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com

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